Exhibit 2

                                 April 30, 2001

Board of Directors
Smithfield Foods, Inc.
200 Commerce Street
Smithfield, Virginia 23430

                           Agreement to Vote Shares of
                         The Smithfield Companies, Inc.

Gentlemen:

         I, the undersigned shareholder of The Smithfield Companies, Inc. (the "Company"), to induce Smithfield Foods, Inc. ("Parent") to enter into the Agreement and Plan of Merger, dated as of April 30, 2001, by and among Parent, TSCI Acquisition, Inc. and the Company (the "Agreement"), hereby agree as follows:

         (a) to vote all shares of Company Common Stock over which I exercise voting control (the "Shares") for approval of the Agreement at the Special Meeting;

         (b) that I will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer (including any transfer by operation of law or by will or by the laws of descent and distribution) any of my voting rights with respect to the Shares, except to a person who is a party to a voting agreement with Parent in the form of this letter agreement;

         (c) irreparable damage would occur in the event any of the provisions of this letter agreement were not performed in accordance with the terms hereof, and Parent shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity;

         (d) this letter agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the successors, assigns, heirs, executors and personal representatives (as applicable) of the parties hereto;

         (e) this letter agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof;

         (f) capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement; and




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         (g) this letter agreement shall automatically terminate upon the termination (prior to Closing) of the Agreement pursuant to Section 8.1 thereof and the payment of any amounts payable by the Company to Parent pursuant to
Section 8.3 of the Agreement.


                                      Very truly yours,

Dated:_________________               Signed:
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                                      Print Name:
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